Exhibit 99.1

CiG Wireless Corp. Closes $35 Million Preferred Stock Financing

Completes Acquisitions of Towers from
Liberty Towers, LLC & Star Tower Antenna Rental, LLC

Atlanta, Georgia, August 5, 2013 — CiG Wireless Corp. (OTCBB: CIGW) (“CiG” or the “Company”), a leading independent owner and operator of wireless communications infrastructure in the United States, announced today that it has completed a $35 million preferred stock financing agreement with funds managed by Fir Tree Partners (“Fir Tree”), a New York based private investment fund. Fir Tree invested $35 million into the Company’s newly created Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock at the initial closing on August 1, 2013. The Series A-2 Preferred Stock is initially convertible into 29,297,652 shares of the Company’s common stock. The Company holds certain conditional rights to call up to $25 million in additional investment from Fir Tree for acquisitions, subject to certain enumerated conditions satisfactory to Fir Tree.

As part of the financing agreement, Scott Troeller and Jarret Cohen, both executives of Fir Tree, will be joining the Company’s Board of Directors after the transaction closes. Messrs. Sebastien Koechli and Gert Rieder resigned from the Board prior to the closing.

Simultaneously with the closing, the Company completed the previously announced acquisitions of Liberty Towers LLC (“Liberty”), and Southern Tower Antenna Rental, LLC (“STAR”). The Liberty acquisition includes 38 fully constructed communications towers and 252 works-in-progress sites. The Liberty transaction was completed for aggregate consideration of $33.7 million, paid in cash and shares of common stock of the Company. The STAR acquisition, which includes 28 fully constructed communications towers, was consummated in cash for $12.5 million. The Company used the proceeds from the Fir Tree financing, together with proceeds from its existing bank facility, to fund these purchase prices and pay acquisition and financing related transaction expenses.

The Liberty and STAR acquisitions significantly increase CiG’s tower portfolio to 139 fully constructed communications towers and will create a robust and geographically diverse works-in-progress pipeline of development sites.

“This financing is a transformational event in the life of our Company, allowing us to close on two major acquisitions, which immediately enhances our tower footprint all across America,” said Paul McGinn, President and CEO of CiG. “It also provides us with direct access to additional capital, which, when coupled with our existing senior debt facility with Macquarie Bank Limited, will support the acceleration of our growth through acquisition strategy.”

Macquarie Capital (USA) Inc., acted as the exclusive placement agent for the financing.

Exhibit 99.1

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communications infrastructure in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. The Company's shares are traded publicly in the US on the OTC Bulletin Board (CIGW) and on the Entry Standard of the Frankfurt Stock Exchange under the symbol (6CW).

About Fir Tree Partners

Fir Tree Partners was founded in 1994 and located in New York City (HQ) and Miami, is a value-oriented investment manager that manages private investment funds for endowments, charitable and philanthropic foundations, pension funds and other institutional and private investors. Fir Tree invests worldwide in public and private companies and real estate across a wide variety of sectors and securities, and sovereign debt.

Safe Harbor Statement

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Our actual results may vary materially from the forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any projections, goals, future events and other prospective matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. The Form 8-K that will be filed by the Company regarding the matters disclosed herein contains significant information and additional details related to the issuance of the Preferred Stock and the tower acquisition transactions. The Form 8-K should be carefully reviewed in its entirety prior to making any decision related to investment in the Company’s common stock. The Company undertakes no obligation to update information contained in this press release.

Neither the Preferred Stock nor the common stock issuable upon conversion thereof has been registered under the Securities Act of 1933, as amended, or any state securities laws and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:

Paul McGinn

Chief Executive Officer

678-332-5000

Patrick Finucane

Corporate Communications

678-332-5010

pfinucane@cigwireless.com